MSB FINANCIAL CORP. ANNOUNCES COMPLETION OF STOCK OFFERING AND RELATED CONVERSION

Millington, New Jersey, July 16, 2015 – MSB Financial Corp., a Maryland corporation (the “Company”) (Nasdaq: MSBF), announced today that it has completed its stock offering and the related conversion from the mutual holding company to the stock holding company form of organization.  As a result of the closing of the conversion and stock offering, the Company is now the holding company for Millington Savings Bank (the “Bank”).  MSB Financial Corp. (“MSB-Federal”) and MSB Financial, MHC, the Bank’s former mutual holding company, have ceased to exist.  The results of the stock offering were previously reported in MSB-Federal’s press release dated July 15, 2015.

Beginning on Friday, July 17, 2015, the shares of Company common stock are expected to trade on the Nasdaq Global Market under the trading symbol MSBF.

Subscribers can confirm their allocation by contacting the Stock Information Center at (844) 265-9680 from Monday through Friday, 10:00 a.m. to 4:00 p.m. Eastern Time.  Alternatively, subscribers may confirm allocations online, at https://allocations.kbw.com.

Book entry statements reflecting shares purchased in the offering are expected to be mailed to subscribers promptly following the closing.

As a result of the conversion, each existing share of MSB-Federal common stock has been converted into the right to receive 1.1397 shares of Company common stock.  Stockholders of MSB-Federal holding shares in street name will automatically receive shares of Company common stock within their accounts.  Stockholders of MSB-Federal holding shares in certificated form will receive book entry statements for their shares of Company common stock through the Company’s Direct Registration System, after returning their stock certificates with a properly completed letter of transmittal to the Company’s transfer agent.  Letters of transmittal will be promptly sent out to these registered stockholders by the Company’s transfer agent.  Cash will be paid in lieu of any fractional shares based on the sale price in the offering of $10.00 per share.  Approximately 5,953,834 shares of Company common stock will be outstanding after the completion of the offering and the exchange, before taking into account adjustments for fractional shares.

Keefe, Bruyette & Woods, Inc. (“KBW”). acted as financial advisor for the Company in connection with the offering.  Jones Walker LLP acted as legal counsel to the Company in connection with the conversion and offering.  Kilpatrick Townsend & Stockton LLP served as counsel to KBW.

Forward-Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of the federal securities laws.  Statements made herein that are not strictly historical are forward-looking; they are based on current expectations and speak only as of the date made.  Actual results may differ materially.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to:  adverse changes in the real estate and economic environment, particularly in the market areas in which the Company operates; fiscal and monetary policies of the U.S. Government; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in MSB-Federal’s filings with the Securities and Exchange Commission.

Contact:	Michael A. Shriner, President
(908) 647-4000
mshriner@millingtonsb.com